Subject to Completion Preliminary Term Sheet dated July 19, 2021
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-234425
(To Prospectus dated December 31, 2019,
Prospectus Supplement dated December 31, 2019 and
Product Supplement EQUITY INDICES STR-1
dated March 6, 2020)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	July , 2021 August , 2021 August , 2022
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

BofA Finance LLC
Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices
Fully and Unconditionally Guaranteed by Bank of America Corporation
■
Automatically callable if the Observation Level of the Basket on any Observation Date, occurring approximately six, nine, and twelve months after the pricing date, is at or above the Starting Value
■
In the event of an automatic call, the amount payable per unit will be:
■
[$10.550 to $10.600] if called on the first Observation Date
■
[$10.825 to $10.900] if called on the second Observation Date
■
[$11.100 to $11.200] if called on the final Observation Date
■
If not called on the first or second Observation Dates, a maturity of approximately one year
■
The Basket will be approximately equally weighted on the pricing date and will be comprised of the Financials Select Sector Index, the Energy Select Sector Index, and the Health Care Select Sector Index.
■
If not called, 1-to-1 downside exposure to decreases in the Basket, with up to 100% of your principal at risk
■
All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
■
No periodic interest payments
■
In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”
■
Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet, and “Risk Factors” page PS-7 of the accompanying product supplement, page S-5 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is expected to be between $9.33 and $9.84 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-19 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price(1)	$10.000	$
Underwriting discount(1)	$ 0.125	$
Proceeds, before expenses, to BofA Finance	$ 9.875	$
(1)
For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor's household in this offering, the public offering price and the underwriting discount will be $9.975 per unit and $0.100 per unit, respectively. See “Supplement to the Plan of Distribution; Conflicts of Interest” below.

The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
BofA Securities
July     , 2021

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022
Summary
The Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August  , 2022 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, in each case, except obligations that are subject to any priorities or preferences by law. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is a Basket of Sector Indices (the “Basket”), on any Observation Date is equal to or greater than the Starting Value. If your notes are not called, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The Basket will be approximately equally weighted on the pricing date and will be comprised of the Financials Select Sector Index, the Energy Select Sector Index, and the Health Care Select Sector Index (each, a “Basket Component”).
The economic terms of the notes (including the Call Amounts and Call Premiums) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes.  This initial estimated value range was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-19.
Terms of the Notes		Payment Determination
Issuer:	BofA Finance LLC (“BofA Finance”)	Automatic Call Provision: Redemption Amount Determination: If the notes are not called you will receive the Redemption Amount per unit on the maturity date, determined as follows:
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately one year, if not called on the first or second Observation Dates
Market Measure:
An approximately equally weighted sector index basket comprised of the Financials Select Sector Index (Bloomberg symbol: “IXM”), the Energy Select Sector Index (Bloomberg symbol: “IXE”), and the Health Care Select Sector Index (Bloomberg symbol: “IXV”). Each Basket Component is a price return index.

Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:	The Observation Level of the Market Measure on the final Observation Date
Observation Level:
The value of the Market Measure, which will be the sum of the products of the closing level of each Basket Component on any Observation Date and the Component Ratio for that Basket Component (see “The Basket” below)

Observation Dates:
On or about January   , 2022, April  , 2022 and August  , 2022 (the final Observation Date), approximately six, nine, and twelve months after the pricing date.
The Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page PS-23 of the accompanying product supplement.

Call Level:	100% of the Starting Value	Because the Threshold Value for the notes is equal to the Starting Value, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.
Call Amounts (per Unit) and Call Premiums:
[$10.550 to $10.600], representing a Call Premium of [5.50% to 6.00%] of the principal amount, if called on the first Observation Date;
[$10.825 to $10.900], representing a Call Premium of [8.25% to 9.00%] of the principal amount, if called on the second Observation Date; and [$11.100 to $11.200], representing a Call Premium of [11.00% to 12.00%] of the principal amount, if called on the final Observation Date.
The actual Call Amounts and Call Premiums will be determined on the pricing date.

Call Settlement Dates:
Approximately the fifth business day following the applicable Observation Date, subject to postponement as described on page PS-21 of the accompanying product supplement; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	100% of the Starting Value.
Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022

Fees and Charges:	The underwriting discount of $0.125 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-19.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.

Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement EQUITY INDICES STR-1 dated March 6, 2020: https://www.sec.gov/Archives/edgar/data/70858/000119312520064515/d875203d424b5.htm
■	Series A MTN prospectus supplement dated December 31, 2019 and prospectus dated December 31, 2019: https://www.sec.gov/Archives/edgar/data/70858/000119312519326462/d859470d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322.
Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
■
You anticipate that the value of the Basket on any of the Observation Dates will be equal to or greater than the Starting Value and, in that case, you accept an early exit from your investment.
■
You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the value of the Basket is significantly greater than the applicable Call Premium.
■
If the notes are not called, you accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Threshold Value.
■
You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
■
You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.
■
You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC's internal funding rate and fees and charges on the notes.
■
You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

■
You wish to make an investment that cannot be automatically called prior to maturity.
■
You believe that the notes will not be automatically called and the value of the Basket will decrease from the Starting Value to the Ending Value.
■
You anticipate that the Observation Level will be less than the Call Level on each Observation Date.
■
You seek an uncapped return on your investment.
■
You seek principal repayment or preservation of capital.
■
You seek interest payments or other current income on your investment.
■
You want to receive dividends or other distributions paid on the stocks included in the Basket Components.
■
You seek an investment for which there will be a liquid secondary market.
■
You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022
Examples of Hypothetical Payments
The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Observation Levels, Call Premiums, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:
1)	the Starting Value of 100.00;
2)	the Threshold Value of 100.00;
3)	the Call Level of 100.00;
4)	an expected term of the notes of approximately one year, if the notes are not called on the first or second Observation Dates;
5)
a Call Premium of 5.750% of the principal amount if the notes are called on the first Observation Date, 8.625% if called on the second Observation Date, and 11.500% if called on the final Observation Date (the midpoint of the applicable Call Premium ranges); and

6)	Observation Dates occurring approximately six, nine, and twelve months after the pricing date.
For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Basket Components, which you would otherwise be entitled to receive if you invested in any of the stocks included in the Basket Components directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022
Notes Are Called on an Observation Date
The notes will be called at $10.00 plus the applicable Call Premium on one of the Observation Dates if the relevant Observation Level is equal to or greater than the Call Level.
Example 1 - The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.0000 plus the Call Premium of $0.5750 = $10.5750 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.
Example 2 - The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 110.00. Therefore, the notes will be called at $10.0000 plus the Call Premium of $0.8625 = $10.8625 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.
Example 3 - The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.0000 plus the Call Premium of $1.1500 = $11.1500 per unit.
Notes Are Not Called on Any Observation Date
Example 4 - The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 85.00, the Redemption Amount per unit will be:
Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4
Starting Value	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00
Threshold Value	100.00	100.00	100.00	100.00
Observation Level on the First Observation Date	110.00	90.00	90.00	88.00
Observation Level on the Second Observation Date	N/A	110.00	83.00	78.00
Observation Level on the Final Observation Date	N/A	N/A	105.00	85.00
Return of the Basket	10.00%	10.00%	10.00%	-15.00%
Return of the Notes	5.750%	8.625%	11.500%	-15.000%
Call Amount/ Redemption Amount per Unit	$10.5750	$10.8625	$11.1500	$8.5000

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of the accompanying product supplement, page S-5 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
■	If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
■
Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■	Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the stocks included in the Basket Components.
■	Changes in the levels of the Basket Components may offset each other.
■	We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
■	BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.
■
The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks
■
The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■
The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the value of the Basket, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-19. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■
The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our and BAC’s creditworthiness and changes in market conditions.

■
A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks
■
BAC and its affiliates’ hedging and trading activities (including trades in shares of companies included in the Basket Components) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
Market Measure-related Risks
■	The sponsor of a Basket Component may adjust that Basket Component in a way that affects its level, and has no obligation to consider your interests.
Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022
■
You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

■
While BAC and our other affiliates may from time to time own securities of companies included in the Basket Components, except to the extent that BAC’s common stock is included in any Basket Component, we, BAC and our other affiliates do not control any company included in any Basket Component, and have not verified any disclosure made by any other company.

Tax-related Risks
■
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-29 of the accompanying product supplement.

Additional Risk Factors
The stocks included in each Basket Component are concentrated in one sector. Each of the Basket Components holds securities issued by companies in the financial services, energy and health care sectors, respectively. As a result, the stocks that will determine the performance of the notes are concentrated in a few sectors. Although an investment in the notes will not give holders any ownership or other direct interests in the stocks included in the Basket Components, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in these sectors. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
Adverse conditions in the financial sector may reduce your return on the notes. All of the stocks included in the IXM are issued by companies whose primary lines of business are directly associated with the financial sector. The profitability of these companies is largely dependent on the availability and cost of capital funds, and can fluctuate significantly, particularly when market interest rates change. Credit losses resulting from financial difficulties of these companies’ customers can negatively impact the sector. In addition, adverse international economic, business, or political developments, including with respect to the insurance sector, or to real estate and loans secured by real estate, could have a major effect on the value of the IXM. As a result of these factors, the value of the notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the financial services sector.
Adverse conditions in the energy sector may reduce your return on the notes. The issuers of the stocks included in the IXE develop and produce, among other things, crude oil and natural gas, and provide, among other things, drilling services and other services related to energy resources production and distribution. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in the energy sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the value of the stocks included in the IXE and, therefore, the level of the IXE and the value of the notes.
Adverse conditions in the health care sector may reduce your return on the notes. All of the stocks included in the IXV are issued by companies whose primary lines of business are directly associated with the health care sector. The profitability of these companies is largely affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure and an increased emphasis on outpatient services. Companies in the health care sector are heavily dependent on patent protection and the process of obtaining patent approval can be long and costly. The expiration of patents may adversely affect the profitability of the companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of these companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. As a result of these factors, the value of the notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the health care sector.
Other Terms of the Notes
Market Measure Business Day
The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in the accompanying product supplement.
A “Market Measure Business Day” means a day on which:
(A)	each of the New York Stock Exchange and NASDAQ Stock Market, Inc. (or any successors to the foregoing exchanges) are open for trading; and
(B)	the Basket Components or any successors thereto are calculated and published.
Strategic Accelerated Redemption Securities®	TS-8

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022
The Basket
The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component will be assigned an initial weight on the pricing date, as set forth in the table below.
For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures” beginning on page PS-24 of the accompanying product supplement.
If July 16, 2021 were the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:
Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
Financials Select Sector Index	IXM	33.34%	445.20	0.07488769	33.34
Energy Select Sector Index	IXE	33.33%	510.18	0.06532988	33.33
Health Care Select Sector Index	IXV	33.33%	1,299.73	0.02564379	33.33
				Starting Value	100.00
(1)
The actual closing level of each Basket Component and the resulting actual Component Ratios will be determined on the pricing date, subject to adjustment as more fully described in the section entitled “Description of the Notes—Basket Market Measures—Determination of the Component Ratio for Each Basket Component” beginning on page PS-25 of the accompanying product supplement if a Market Disruption Event occurs on the pricing date as to any Basket Component. In addition, if the pricing date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the calculation agent will establish the closing level of that Basket Component, and thus its Component Ratio, in the same manner as if a Market Disruption Event occurred as to that Basket Component.

(2)	These were the closing levels of the Basket Components on July 16, 2021.
(3)
Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on July 16, 2021 and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on any Observation Date by summing the products of the closing level for each Basket Component on that Observation Date and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on a scheduled Observation Date, the closing level of that Basket Component will be determined as more fully described on page PS-26 of the accompanying product supplement in the section “Description of the Notes—Basket Market Measures—Observation Level of the Basket.”

Strategic Accelerated Redemption Securities®	TS-9

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022
While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from January 1, 2011 through July 16, 2021.  The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of December 31, 2010, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.
Hypothetical Historical Performance of the Basket

Strategic Accelerated Redemption Securities®	TS-10

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022
The Basket Components
All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC, as sponsor of each of the Basket Components (the “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to each Basket Component, has no obligation to continue to publish, and may discontinue or suspend the publication of, a Basket Component at any time. The consequences of the Index sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of the Notes — Discontinuance of an Index” on page PS-24 of the accompanying product supplement.  None of us, BAC, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance, or publication of any Basket Component or any successor index.
Select Sector Indices
Each of the IXM, the IXE and the IXV is a Select Sector Index. The Select Sector Indices are sub-indices of the S&P 500® Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the eleven Select Sector Indices represent all of the companies in the S&P 500® Index. The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index. As of the close of business on September 21, 2018, the Index sponsor and MSCI, Inc. updated the Global Industry Classification Sector (“GICS”) structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment subindustry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment subindustry (which includes companies previously classified in the Home Entertainment Software subindustry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a subindustry in the Information Technology sector), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The GICS structure changes were effective for the S&P 500® Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.
The Index sponsor calculates each Select Sector Index by reference to the prices of the constituent stocks of each such index without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned a Select Sector Index constituent stocks and received the dividends paid on those stocks.
Each Select Sector Index was developed and is maintained in accordance with the following criteria:
■	Each of the component stocks in a Select Sector Index (the “component stocks”) is a constituent company of the S&P 500® Index.
■
The eleven Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to at least one of the Select Sector Indices.

■	Each constituent stock of the S&P 500 Index is assigned to a Select Sector Index based on its GICS sector. Each Select Sector Index is made up of all the stocks in the applicable GICS sector.
■
Each Select Sector Index is calculated by the Index sponsor using a capped market capitalization methodology where single index constituents or defined groups of index constituents are confined to a maximum weight and the excess weight is distributed proportionally among the remaining index constituents. Each Select Sector Index is rebalanced from time to time to re-establish the proper weighting.

■
For reweighting purposes, each Select Sector Index is rebalanced quarterly after the close of business on the third Friday of March, June September and December using the following procedures: (1) The rebalancing reference date is the second Friday of March, June, September and December; (2) With prices reflected on the rebalancing reference date, and membership, shares outstanding and investable weight factors (as described in the section “Computation of the S&P 500 Index®” below) as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization methodology. Modifications are made as defined below.

(i)
If any component stock has a weight greater than 24%, that component stock has its float-adjusted market capitalization weight capped at 23%. The 23% weight cap creates a 2% buffer to ensure that no component stock exceeds 25% as of the quarter-end diversification requirement date.

(ii)	All excess weight is equally redistributed to all uncapped component stocks within the relevant Select Sector Index.
(iii)
After this redistribution, if the float-adjusted market capitalization weight of any other component stock(s) then breaches 23%, the process is repeated iteratively until no component stocks breaches the 23% weight cap.

Strategic Accelerated Redemption Securities®	TS-11

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022
(iv)	The sum of the component stocks with weights greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.
(v)
If the rule in step (iv) is breached, all the component stocks are ranked in descending order of their float-adjusted market capitalization weights and the first component stock that causes the 50% limit to be breached has its weight reduced to 4.5%.

(vi)	This excess weight is equally redistributed to all component stocks with weights below 4.5%. This process is repeated iteratively until step (iv) is satisfied.
(vii)
Index share amounts are assigned to each component stock to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each component stock at the rebalancing differs somewhat from these weights due to market movements.

(viii)
If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure conformity with all diversification requirements.

At times, component stocks may be represented in the Select Sector Indices by multiple share class lines. Maximum weight capping is based on component stock float-adjusted market capitalization, with the weight of multiple class companies allocated proportionally to each share class line based on its float-adjusted market capitalization as of the rebalancing reference date. If no capping is required, both share classes remain in the Select Sector Index at their natural float-adjusted market capitalization.
Each Select Sector Index is calculated using the same methodology utilized by S&P Dow Jones Indices in calculating the S&P 500® Index, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.
The S&P 500® Index
The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
Computation of the S&P 500® Index
While the Index sponsor currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that the Index sponsor will not modify or change this methodology in a manner that may affect the Call Level or Redemption Amount as applicable.
Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, the Index sponsor began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. The Index sponsor’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.
Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  Available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, the Index sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, the Index sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  As of July 31, 2017, companies with multiple share class lines are
Strategic Accelerated Redemption Securities®	TS-12

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022
no longer eligible for inclusion in the S&P 500® Index. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If a constituent company of the S&P 500® Index reorganizes into a multiple share class line structure, that company will remain in the S&P 500® Index at the discretion of the S&P Index Committee in order to minimize turnover.
The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.
Maintenance of the S&P 500® Index
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.
To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline S&P 500® Index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.
Strategic Accelerated Redemption Securities®	TS-13

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022
The Financials Select Sector Index
The Financials Select Sector Index (the “IXM”) is a modified market capitalization-based index. The IXM is intended to track the movements of companies that are components of the S&P 500® Index and are involved in the financial sector. The IXM includes companies involved in banking, thrifts and mortgage finance, specialized finance, consumer finance, asset management and custody banks, investment banking and brokerage and insurance. The IXM also includes Financial Exchanges and Data and Mortgage REITS. The IXM was established on December 16, 1998.
The IXM is one of the Select Sector Indices. For more information on the Select Sector Indices, please see “—Select Sector Indices” and “—The S&P 500®  Index” above.
The following graph shows the daily historical performance of the IXM in the period from January 1, 2011 through July 16, 2021.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 16, 2021 the closing level of the IXM was 445.20.
Historical Performance of the Financials Select Sector Index
This historical data on the IXM is not necessarily indicative of the future performance of the IXM or what the value of the notes may be. Any historical upward or downward trend in the level of the IXM during any period set forth above is not an indication that the level of the IXM is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the IXM.

Strategic Accelerated Redemption Securities®	TS-14

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022
The Energy Select Sector Index
The Energy Select Sector Index (the “IXE”) is a modified market capitalization-based index. The IXE is intended to track the movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy products. The IXE includes companies from the oil, gas and consumable fuels industry, as well as the energy equipment and services industry. The IXE was established with a value of 250 on June 30, 1998.
The IXE is one of the Select Sector Indices. For more information on the Select Sector Indices, please see “—Select Sector Indices” and “—The S&P 500®  Index” above.
The following graph shows the daily historical performance of the IXE in the period from January 1, 2011 through July 16, 2021.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 16, 2021, the closing level of the IXE was 510.18.
Historical Performance of the Energy Select Sector Index
This historical data on the IXE is not necessarily indicative of the future performance of the IXE or what the value of the notes may be. Any historical upward or downward trend in the level of the IXE during any period set forth above is not an indication that the level of the IXE is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the IXE.
Strategic Accelerated Redemption Securities®	TS-15

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022
The Health Care Select Sector Index
The Health Care Select Sector Index (index symbol: “IXV”) is a modified market capitalization-based index. The IXV is intended to track the movements of companies that are components of the S&P 500® Index and are involved in the development, production and distribution of health care products and services. The IXV includes companies from the following industries: health care equipment and supplies; health care providers and services; health care technology; biotechnology; pharmaceuticals; and life sciences tools and services. The IXV was established on December 16, 1998.
The IXV is one of the Select Sector Indices. . For more information on the Select Sector Indices, please see “—Select Sector Indices” and “—The S&P 500®  Index” above.
The following graph shows the daily historical performance of the IXV in the period from January 1, 2011 through July 16, 2021.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 16, 2021, the closing level of the IXV was 1,299.73.
Historical Performance of the Health Care Select Sector Index
This historical data on the IXV is not necessarily indicative of the future performance of the IXV or what the value of the notes may be. Any historical upward or downward trend in the level of the IXV during any period set forth above is not an indication that the level of the IXV is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the IXV.

Strategic Accelerated Redemption Securities®	TS-16

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022
License Agreement for each of the IXM, IXE, and IXV
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, MLPF&S.  Each of the Select Sector Indices are a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by MLPF&S.
The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the applicable index to track general market performance.  S&P Dow Jones Indices’ only relationship to MLPF&S with respect to the applicable index is the licensing of the applicable index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The applicable index is determined, composed and calculated by S&P Dow Jones Indices without regard to us, MLPF&S, or the notes.  S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of MLPF&S or holders of the notes into consideration in determining, composing or calculating the applicable index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes.  There is no assurance that investment products based on the applicable index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the applicable index.  It is possible that this trading activity will affect the value of the notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE APPLICABLE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, MLPF&S, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE APPLICABLE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MLPF&S, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Strategic Accelerated Redemption Securities®	TS-17

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent, in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
●
the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

●
a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

●
a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).
Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Strategic Accelerated Redemption Securities®	TS-18

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Basket.  The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.
Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-7 and “Use of Proceeds” on page PS-19 of the accompanying product supplement.
Strategic Accelerated Redemption Securities®	TS-19

Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices, due August , 2022
Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract with respect to the Basket.

■
Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 38 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange, or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
■
Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-29 of the accompanying product supplement.
Where You Can Find More Information
We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
“Strategic Accelerated Redemption Securities®” is BAC’s registered service mark.
Strategic Accelerated Redemption Securities®	TS-20